EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the discontinued operations and assets held for sale related to the Kodak Prosper Business described in Note 27, which is as of August 9, 2016 relating to the financial statements and financial statement schedule, which appears in Eastman Kodak Company’s Current Report on Form 8-K dated August 9, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

February 10, 2017